SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                       (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12



                       Bob Evans Farms, Inc.
        (Name of Registrant as Specified in its Charter)



(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)    Title of each class of securities to which transaction applies:

     (2)    Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)    Proposed maximum aggregate value of transaction:

     (5)    Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid
     (2)    Form, Schedule or Registration Statement No.:
     (3)    Filing Party:
     (4)    Date Filed:


                  ___________________________



                     BOB EVANS FARMS, INC.
                         P.O. Box 07863
                      Columbus, Ohio 43207

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                   Columbus, Ohio
                                                     July 3, 1995
To the Stockholders of
Bob Evans Farms, Inc.:

           NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Bob Evans Farms, Inc. (the "Company") will be held at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio, on State Route No. 588) on Monday, August 14, 1995, at 4:00 p.m., Eastern Daylight Time, for the following purposes:

                     (1)   To elect three Class III directors  to
               serve for terms of three years each.

                     (2)   To  consider the reports  to  be  laid
               before the Annual Meeting or any adjournment or adjournments thereof.

                     (3)  To transact such other business as  may
               properly come before the Annual Meeting or any adjournment or adjournments thereof.

           There will be a social hour beginning at 3:00 p.m. Eastern Daylight Time when soft drinks and sandwiches will be served. We are hoping you will take this opportunity to become acquainted with the officers and directors of your company.

           Stockholders of record at the close of business on June 16, 1995, will be entitled to receive notice of and to vote at the Annual Meeting and any adjournment or adjournments thereof.

           A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours, at the offices of the Company, 3776 South High Street, Columbus, Ohio 43207, from August 3, 1995, until the Annual Meeting.

                              By Order of the Board of Directors,



                              Daniel E. Evans
                              Chairman of the Board
                              (Chief Executive Officer)


                     BOB EVANS FARMS, INC.
                         P.O. Box 07863
                      Columbus, Ohio 43207
                         (614) 491-2225

                                                     July 3, 1995

                        PROXY STATEMENT

           This Proxy Statement and the accompanying proxy are being mailed on or about July 3, 1995, to all stockholders of Bob Evans Farms, Inc. (the "Company") of record at the close of business on June 16, 1995, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders (the "Annual Meeting") scheduled to be held on Monday, August 14, 1995, or at any adjournment or adjournments thereof. The Annual Meeting will be held at 4:00 p.m., Eastern Daylight Time, at The Shelter House, Bob Evans Farm, Rio Grande, Ohio (approximately 12 miles north of Gallipolis, Ohio on State Route No. 588).

           A proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board of Directors of the Company. Stockholders of the Company may use their proxies if they are unable to attend the Annual Meeting in person or wish to have their shares of Common Stock, par value $.01 per share (the "Common Shares"), voted by proxy even if they do attend the Annual Meeting. Without affecting any vote previously taken, any stockholder executing a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company, at the address of the Company set forth on the cover page of this Proxy Statement, written notice of such revocation; by executing a later-dated proxy which is received by the Company prior to the Annual Meeting; or by attending the Annual Meeting and giving notice of such revocation in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

           The Company will bear the costs of preparing and mailing this Proxy Statement, the accompanying proxy and any other related materials and all other costs incurred in connec-tion with the solicitation of proxies on behalf of the Board of Directors. Officers and employees of the Company may solicit proxies by further mailing, by telephone or by personal contact without receiving any additional compensation therefor. The Company will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Common Shares of the Company not beneficially owned by them, for forwarding such materials to, and obtaining proxies from, the beneficial owners of such Common Shares.

           The Annual Report of the Company for the fiscal year ended April 28, 1995 (the "1995 fiscal year"), including finan-cial statements, is enclosed with this Proxy Statement.


        VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          Only stockholders of record at the close of business on June 16, 1995, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. At June 16, 1995, the Company had outstanding 42,373,041 Common Shares entitled to vote at the Annual Meeting. Each Common Share entitles the holder thereof to one vote upon each matter to be voted upon by stockholders at the Annual Meeting.

            Under the rules of the Securities and Exchange Commission (the "SEC"), boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to withhold authority to vote for one or more nominees for election as a director of the Company. In accordance with Delaware law and the Company's By-Laws, Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. The election of directors is considered a "discretionary" item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions by the tenth day before the Annual Meeting.

          At June 16, 1995, no person was known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities.

          The following table sets forth certain information with respect to the Company's Common Shares beneficially owned by each of the nominees for election as a director of the Company, by each of the continuing directors of the Company, by each of the executive officers of the Company named in the Summary Compensation Table and by all directors and executive officers of the Company as a group, as of June 16, 1995:


                     Amount and Nature of Beneficial Ownership(1)
                                  Common Shares Which
                                    Can be Acquired
     Name of                       Upon Exercise of
   Beneficial
 Owner or Number      Common      Options Exercisable           Percent of
       of             Shares
Persons in Group     Presently           Within 60      Total      Class
                       Held                Days                     (2)

Larry C. Corbin(3)      35,020           3,520         38,540       (4)
Daniel E. Evans(3)     588,634(5)      118,920        707,554      1.7%
J. Tim Evans           581,494(6)        5,133        586,627      1.4%
Daniel A. Fronk         16,430           5,133         21,563       (4)
G. Robert Lucas II       3,760(7)        5,133          8,893       (4)
Cheryl L. Krueger           -0-          3,081          3,081       (4)
Stewart K. Owens(3)    211,382           6,000        217,382       (4)
Robert E.H. Rabold       1,013           2,054          3,067       (4)
Robert S. Wood         582,599(8)          -0-        582,599      1.4%
Roger D. Williams(3)    32,787(9)        3,520         36,307       (4)
Donald J. Radkoski(3)    8,445(10)       3,520         11,965       (4)

All directors and
  executive officers
  as a group
  (15 persons)       2,114,921(11)     170,667      2,285,588      5.4%

___________________


(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all of the Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole Common Share.

(2) The percent of class is based upon the sum of 42,373,041 Common Shares outstanding on June 16, 1995, and the number of Common Shares as to which the named person has the right to acquire beneficial ownership upon the exercise of stock options exercisable within 60 days of June 16, 1995.

(3)  Executive  officer  of  the Company  named  in  the  Summary
     Compensation Table.

(4)  Represents  ownership  of less than 1%  of  the  outstanding
     Common Shares of the Company.

(5) Includes 9,506 Common Shares held by the wife of Mr. Evans, 2,646 Common Shares held by the wife of Mr. Evans as custodian for her son and 37,302 Common Shares held by Evans Enterprises, Inc. In his capacity as Chairman, Chief Executive Officer and sole shareholder of Evans Enterprises, Inc., Mr. Evans may be deemed to have sole voting and investment power with respect to the Common Shares held by that corporation.

(6)  Includes  133,388  Common Shares held by  the  wife  of  Mr.
     Evans.

(7) Includes 3,210 Common Shares held by Mr. Lucas in a KEOGH plan for the benefit of Mr. Lucas and 400 Common Shares held in the William B. Lucas Trust with respect to which Mr. Lucas serves as trustee and exercises sole voting and investment power.

(8)  Includes  133,333 Common Shares held in the  Peggy  L.  Wood
     Trust to which Mr. Wood serves as trustee and exercises sole voting and investment power.

(9) Includes 340 Common Shares held by Mr. Williams as custodian for the benefit of his son and 340 Common Shares held by Mr. Williams as custodian for the benefit of his daughter.

(10) Includes 21 Common Shares held by Mr. Radkoski as custodian for the benefit of his son and 14 Common Shares held by Mr. Radkoski as custodian for the benefit of his daughter.

(11) Includes Common Shares held by the spouses of certain executive officers and directors, Common Shares held by cus-todians for the children of certain executive officers and directors and Common Shares held by certain executive officers and directors in their capacities as trustees of certain trusts. See notes (5) through (10).



                     ELECTION OF DIRECTORS

           Directors of the Company are elected at the Annual Meeting. There are currently nine members of the Board of Directors. Pursuant to the By-Laws of the Company, the directors have been divided into three classes of three directors each. Class I directors currently serve until the Annual Meeting in 1996, Class II directors currently serve until the Annual Meeting in 1997, and Class III directors currently serve until the Annual Meeting in 1995 (in each case until their respective successors are duly elected and qualified). At the Annual Meeting, three Class III directors will be elected for three year terms.

           The Board of Directors has designated the three nominees listed below for election as Class III directors of the
Company   for   terms  expiring  in  1998.   The  Common   Shares
represented by the enclosed proxy, if returned duly executed and not properly revoked, will be voted as specified thereon, or if no instructions are given, for the Board's nominees; however, the persons designated as proxies reserve full discretion to vote the Common Shares represented by the proxies for the election of the
remaining  nominees  and  any  substitute  nominee  or   nominees
designated by the Board in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The Board of Directors has no reason to believe that any of the nominees will be unavail-able or unable to serve if elected to the Board.

          Under Delaware law and the Company's By-Laws, the three nominees for election as Class III directors receiving the greatest number of votes will be elected as Class III directors.

           The following table sets forth the nominees for election to the Board of Directors, the directors of the Company whose terms in office will continue after the Annual Meeting, and certain information with respect to each nominee and director. Unless otherwise indicated, each person has held his or her principal occupation for more than five years.

Name, Age and Year
Became Director;
Positions and Offices         Principal Occupation for Past
with the Company              Five Years and Other Information

         NOMINEES - TERMS TO EXPIRE IN 1998 (Class III)

Daniel E. Evans, age 58;      Chairman of the Board, Chief
Chairman of the Board, Chief  Executive Officer and Secretary
Executive Officer and         of the Company.  Mr. Evans is the
Secretary of the Company;     first cousin of J. Tim Evans.
Director since 1957.

J. Tim Evans, age 68;         Director of the Company.  Mr.
Director since 1957.          Evans is the first cousin of
                              Daniel E. Evans.

Robert S. Wood, age 67;       Director of the Company.  Vice
Director since 1957.          Chairman from 1990 to 1992, and
                              Executive Vice President and
                              Chief Operating Officer,
                              Restaurant Division, and Vice
                              President, Sausage Division, from
                              1974 to 1990, of the Company.


    CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1996 (Class I)

Daniel A. Fronk, age 59;      Senior Executive Vice President
Director since 1981.          and Board Member of The Ohio
                              Company, an investment banking
                              firm, Columbus, Ohio. (1)

Cheryl L. Krueger, age 43;    President and Chief Executive
Director since 1993.          Officer of Cheryl & Co., a
                              manufacturer and retailer of
                              gourmet foods and gifts,
                              Columbus, Ohio.

G. Robert Lucas II, age 51;   Partner in Vorys, Sater, Seymour
Director since 1986.          and Pease, Attorneys at Law,
                              Columbus, Ohio, since 1990. (2)


   CONTINUING DIRECTORS - TERMS TO EXPIRE IN 1997 (Class II)

Larry C. Corbin, age 53;      Senior Group Vice President -
Senior Group Vice President - Restaurant Operations Group of
Restaurant Operations Group   the Company since January, 1994.
of the Company; Director      Group Vice President - Business
since 1981.                   Development from 1990 to
                              December, 1993, Executive Vice
                              President, Operations and Devel-
                              opment, Restaurant Division,
                              from 1988 to 1990, Senior Vice
                              President, Operations and
                              Development, Restaurant Division,
                              from 1987 to 1988, and Senior
                              Vice President, Operations,
                              Restaurant Division, from 1974 to
                              1987, of the Company.

Stewart K. Owens, age 40;     Executive Vice President and
Executive Vice President and  Chief Operating Officer of the
Chief Operating Officer of    Company since 1994.  Group Vice
the Company; Director since   President -Food Products of the
1987.                         Company from 1990 to 1993.
                              President and Chief Operating
                              Officer of Owens Country Sausage,
                              Inc., a subsidiary of the
                              Company, since 1984.

Robert E. H. Rabold, age 56;  Chairman, President and Chief
Director since 1994.          Executive Officer of Motorists
                              Mutual Insurance Company and its
                              various subsidiaries, Columbus,
                              Ohio; Chairman, President and
                              Chief Executive Officer of
                              American Hardware Mutual
                              Insurance Company and its various
                              subsidiaries, Columbus, Ohio,
                              since 1993.


_______________________

(1) The Ohio Company rendered various investment banking ser-vices to the Company during the Company's 1995 fiscal year, and continues to do so.

(2)  Vorys,  Sater, Seymour and Pease is general counsel  to  the
     Company.   It rendered legal services to the Company  during
     the Company's 1995 fiscal year, and continues to do so.

           Daniel E. Evans, a director of The Sherwin-Williams Company and National City Corporation, is the only nominee or continuing director who is also a director of any other company with a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or which is otherwise subject to the reporting requirements of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

          The Company's Board of Directors has standing Audit and
Compensation/Stock Option Committees. There is no standing Nomi-nating Committee or committee performing similar functions.

          The Audit Committee consists of J. Tim Evans, Daniel A. Fronk, G. Robert Lucas II, Robert E. H. Rabold and Robert S. Wood. The Audit Committee reviews the services performed and to be performed by the Company's principal accountant, the cost of such services and the quarterly financial statements of the Company. The Audit Committee met three times during the 1995 fiscal year.

           Prior to August 8, 1994, the Company's Board of Directors had separate Compensation and Stock Option Committees. The separate Compensation Committee consisted of J. Tim Evans, Daniel A. Fronk, Cheryl L. Krueger and G. Robert Lucas II and met threetwo times during the 1995 fiscal year. The separate Stock Option Committee consisted of J. Tim Evans, Daniel A. Fronk,
G. Robert Lucas II and Robert S. Wood and met one time during the 1995 fiscal year. As of August 8, 1994, the two committees were combined into a Compensation/Stock Option Committee (the "Committee") consisting of Daniel A. Fronk, Cheryl L. Krueger and
G. Robert Lucas II. The Committee reviews and recommends to the Board of Directors of the Company the salaries, bonuses and other cash compensation to be paid to executive officers of the Company and the other non-stock-based benefits to be received by such executive officers (which had previously been the duties of the separate Compensation Committee) as well as administers the Company's stock option plans pursuant to which employee stock options are granted, selects and nominates for selection those eligible employees who may participate in each stock option plan (where selection is required) and prescribes the terms of any stock options granted under the stock option plans (which had previously been the duties of the separate Stock Option Committee). The Committee met three times during the 1995 fiscal year.

           The Board of Directors of the Company held a total of five meetings during the 1995 fiscal year. None of the directors attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by commit tees of the Board on which he or she served during the period he or she served.


     REPORT OF THE COMPENSATION COMMITTEE, THE STOCK OPTION
      COMMITTEE AND THE COMPENSATION/STOCK OPTION COMMITTEE
      OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

           Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Report and the graph set forth on page 20 shall not be incorporated by reference into any such filings.


Administration

          During the 1995 fiscal year, the Company's compensation policies for its executive officers were administered by the separate Compensation and Stock Option Committees of the Board of Directors until August 8, 1994 and by the Committee thereafter. All members of the separate committees were, and all members of the Committee are, non-employee directors. The compensation policies administered by the Committee are intended to enhance the financial performance of the Company by aligning the financial interests of the Company's executive officers with those of its stockholders.

           The primary components of executive compensation are base salary, cash bonus and longer-term incentives such as stock option grants. The Committee recommends to the Board of Directors the salaries and bonuses of the executive officers and administers the stock option plans pursuant to which employee stock options are granted. In addition, the salary and bonus components of executive compensation are reviewed for competitiveness in relation to a group of companies in the restaurant and food products businesses by members of the human resources group of the Company and by independent consultants specializing in executive compensation. It is not known whether the group used by members of the human resources group of the Company and by the executive compensation consultants is the same group as that included in the performance graph on page 20 of this Proxy Statement.

           During 1993, Section 162(m) of the Internal Revenue Code of 1986, as amended, was enacted to limit corporate deductions for compensation paid to a publicly-held corporation's five most highly compensated executive officers to $1 million per year per executive officer, unless certain requirements (relating primarily to "performance-based compensation") are met. The Company has begun to review its existing compensatory plans in light of the proposed regulations under Section 162(m) issued by the Internal Revenue Service in December of 1993, and amended in December of 1994, for the purpose of giving guidance regarding the provisions which compensatory plans must contain if the compensation paid thereunder is to qualify as "performance-based" for purposes of the exception to Section 162(m). However, the Internal Revenue Service has yet to issue final regulations under
Section 162(m). Until such final regulations are issued, the Company intends to continue to study the applicability of
Section 162(m) to the Company's existing compensatory plans.

Overall Philosophy

           The Company has adopted a Total Compensation System which is intended to provide executive officers with a competitive salary, while at the same time emphasizing the bonus and long-term components of total compensation. All management employees of the Company (including the five executive officers named in the Summary Compensation Table) have been placed in one of 18 pay grades, each pay grade being commensurate with the duties undertaken by each such employee. Each pay grade is assigned a minimum, midpoint and maximum salary range as well as a minimum, midpoint and maximum total compensation range. The dollar amounts comprising the minimum, midpoint and maximum ranges were derived by Company personnel, working with executive compensation consultants, from comparisons to companies in similar lines of business with the Company as published in compensation surveys.

Base Salary

           A  review  of  the  salaries being paid  to  the  five
executive officers of the Company named in the Summary Compensation Table was conducted at a meeting of the separate Compensation Committee held in May, 1994. At that meeting, it was noted that salaries of the Company's executive officers had been adjusted during the 1994 fiscal year to bring them nearer the midpoint of their respective pay grades. As a result of this adjustment, it was management's recommendation that a 3.5% increase in the salaries of each of thefive executive officers, named in the Summary Compensation Table, including Daniel E. Evans, Chairman of the Board and Chief Executive Officer, should be implemented. This recommendation was accepted by the Compensation Committee, retroactive to the beginning of the 1995 fiscal year, and adopted by the Board of Directors.

           Salary reviews for three executive officers were undertaken in September, 1994. As a result of promotions and changes in responsibilities, salary increases of 1.54% and 6.36% were approved for Stewart K. Owens and Donald J. Radkoski, respectively. In addition, one other executive officer received a salary increase of 19.8%. All such increases were effective September 1, 1994.

Bonuses

           At the beginning of the 1995 fiscal year, each executive officer agreed upon written goals to be accomplished by him or her during the fiscal year. Different goals were set for each executive officer--some involving overall Company performance (such as performance of the Common Shares, increase in net income, increase in sales and cost savings) and some specific to the performance of the particular executive officer (such as personnel management, financial presentations and community service). Each goal was weighted (the total weighting of all goals adding to 100%) and at the end of the fiscal year, each executive officer was graded by one or more of his or her peers.

          Based on these analyses and the grades received by each executive officer, an initial bonus level was determined. After the initial bonus levels for each executive officer were determined, they were reviewed a final time by the Chairman of the Board and Chief Executive Officer, who has discretion to recommend additional bonus amounts for extraordinary performance or contributions during the fiscal year. The Chairman's recommendations were then reviewed by the Committee, which made its recommendations to the Board of Directors.

          The performance of Daniel E. Evans was evaluated on the same basis as the performance of the otherfour executive officers of the Company. named in the Summary Compensation Table. That is, goals were set at the beginning of the fiscal year and Mr. Evans was graded (by the Committee, rather than by his peers) with respect to each such goal. At the beginning of the 1995 fiscal year, Mr. Evans' bonus for 1995 was targeted at 105% of his salary. As a result,That is, if, in the judgment of the Committee, he attained 100% of his goals and no other subjective factors were considered, his bonus would be 105% of his salary for the 1995 fiscal year. His ability to earn more or less than his targeted bonus was predicated on various objective factors (the performance goals previously referred to) and subjective factors (to be applied by the Committee in its discretion).

           At its meeting on May 26, 1995, the Committee reviewed the performance goals for Mr. Evans, applied the mathematical formulae to those goals for which such formulae were applicable and subjectively evaluated Mr. Evans' performance in categories not subject to a mathematical formula. This combination of objective and subjective analyses led to the bonus disclosed in the Summary Compensation Table, which was recommended by the Committee and adopted by the Board of Directors.

Stock Option Plans

           In contrast to salary and bonuses, stock option grants are tied directly to stock price performance. The Committee grants incentive stock options ("ISOs") under stockholder-approved stock option plans with an exercise price equal to the market value of the Company's Common Shares on the date of grant. If there is no appreciation in the market value of the Company's Common Shares, the options are valueless. Grants of ISOs are normally made to eligible employees, including executive officers, once every five years. Any grants made in intervening years are made to recognize changes in responsibilities, to grant ISOs to newly hired employees, and the like. Grants of ISOs were made to each of the five executive officers named in the Summary Compensation Table during the 1994 fiscal year. Therefore, no grants of ISOs were made to any of such executive officers during the 1995 fiscal year.

           In addition, grants of non-qualified stock options ("NQSOs") are made to fund the Company's Supplemental Executive Retirement Plan (the "SERP"). The SERP is an unfunded plan, the purpose of which is to retain key employees by providing retirement benefits in excess of benefits available under qualified retirement plans. While the exercise price of the
NQSOs is less than the market value of the Company's Common Shares on the date of grant, benefits under the SERP will not reach their actuarially assumed values if the Company's Common Shares do not appreciate at a predetermined rate. No future adjustments to or grants of NQSOs will be made to match actual values of the NQSOs with the assumed value of such NQSOs at the date of grant.

           At the 1992 Annual Meeting, the stockholders of the Company approved the Company's Nonqualified Stock Option Plan (the "Nonqualified Plan"). The purpose of the Nonqualified Plan is to use grants of NQSOs to fund benefits earned under the SERP. At the conclusion of the 1995 fiscal year, the Committee made grants of NQSOs to executive officers (including Daniel E. Evans) in amounts determined to be necessary to fund benefits accrued under the SERP during the 1995 fiscal year, given the years of service and current compensation of each participant. It is anticipated that the Committee will make additional grants of NQSOs annually to meet the funding requirements of the SERP.

Other Compensation

           Each of the executive officerslisted in the Summary Compensation Table participates in the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the "401K Plan"). Following the conclusion of the 1995 fiscal year, the Board of Directors voted to contribute $3,374,000 to the 401K Plan. Each participant in the 401K Plan received a pro rata share of this contribution and a pro rata share of forfeitures reallocated to participants (such pro rata share, in each case, based upon such participant's eligible compensation). In addition, each participant had the option of contributing up to 7% of his or her compensation (up to a maximum contribution of $9,240) to the 401K Plan. In cases where participants made voluntary contributions to the 401K Plan, the Company contributed $0.25 for each $1.00 of voluntary contributions.

Submitted By:

Compensation Committee Members     Stock Option Committee Members

G. Robert Lucas II, Chairman       Daniel A. Fronk, Chairman
J. Tim Evans                       J. Tim Evans
Daniel A. Fronk                    G. Robert Lucas II
Cheryl L. Krueger                  Robert S. Wood

           Compensation/Stock Option Committee Members

                    G. Robert Lucas II, Chairman
                    Daniel A. Fronk
                    Cheryl L. Krueger



         COMPENSATION COMMITTEE, STOCK OPTION COMMITTEE
       AND COMPENSATION/STOCK OPTION COMMITTEE INTERLOCKS
                   AND INSIDER PARTICIPATION

          G. Robert Lucas II, who is a partner in the law firm of Vorys, Sater, Seymour and Pease, which rendered legal services to the Company during the Company's 1995 fiscal year and continues to do so, serves as a member of the Compensation/Stock Option Committee, and, until August 8, 1994, served as a member of the separate Compensation and Stock Option Committees of the Company's Board of Directors. Daniel A. Fronk, who is Senior Executive Vice President and a Board Member of The Ohio Company, which rendered various investment banking services to the Company during the Company's 1995 fiscal year and continues to do so, also serves as a member of the Compensation/Stock Option Committee and, until August 8, 1994, served as a member of the separate Compensation and Stock Option Committees. J. Tim Evans, who held various positions as an officer of the Company until his retirement in 1981, served as a member of the separate Compensation and Stock Option Committees until August 8, 1994. Robert S. Wood, who held various positions as an officer of the Company until his retirement in 1992, also served as a member of the separate Stock Option Committee until August 8, 1994.


        COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary of Cash and Certain Other Compensation

           The following table summarizes, for the fiscal years ended April 28, 1995, April 29, 1994 and April 30, 1993, cash compensation paid by the Company to, as well as certain other compensation paid or earned for those years by, the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company in all capacities in which they served.


                   SUMMARY COMPENSATION TABLE

                               Annual Compensation    Long Term Compensation
                                                          Awards
                                                        Securities
   Name and                                             Underlying  All Other
  Principal           Fiscal    Salary       Bonus       Options/  Compensation
  Position             Year     ($)(1)        ($)        SARs (#)     ($)(3)

Daniel E. Evans:       1995    $319,030     $375,000    12,221(2)     $2,284
  Chairman of the      1994    $307,834     $358,669    30,676        $2,770
  Board, Chief         1993    $236,300     $360,000    83,253        $2,678
  Executive Officer
  and Secretary

Stewart K. Owens:      1995    $194,974     $210,000     2,323(2)     $2,284
  Executive Vice       1994    $164,896     $186,070    16,055        $2,770
  President and        1993    $120,800     $173,000     5,425        $2,678
  Chief Operating
  Officer

Larry C. Corbin:       1995    $170,637     $180,000     4,436(2)     $2,284
  Senior Group Vice    1994    $157,734     $177,422    11,228        $2,770
  President-           1993    $120,800     $173,000    15,625        $2,678
  Restaurant
  Operations Group

Roger D. Williams:     1995    $159,037     $185,000     1,702(2)     $2,284
  Senior Group Vice    1994    $146,934     $164,400    10,050        $2,945
  President-Food       1993    $110,000     $173,000     8,928        $3,256
  Products/Marketing/
  Purchasing/Technical
  Services Group

Donald J. Radkoski:    1995    $103,022     $180,000     2,516(2)     $2,284
  Group Vice           1994    $ 92,900     $108,000     9,080        $2,770
  President-           1993    $ 63,800     $ 42,000       880        $2,678
  Finance Group
  and Treasurer

________________________

     (1) "Salary" includes director's fees received by Messrs. Evans, Owens and Corbin during the 1995 fiscal year in the amount of $11,600 each and during each of the 1994 and 1993 fiscal years in the amount of $10,800 each.

     (2)  See the table under "Grants of Options."

     (3) Includes Company contributions to the 401K Plan during the 1995, 1994 and 1993 fiscal years.

Grants of Options

           The following table sets forth information concerning individual grants of options made during the 1995 fiscal year to each of the named executive officers. The Company has never granted stock appreciation rights.



                    OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential
                     Number of       % of                                                  Realizable Value at
                    Securities   Total Options                                           Assumed Annual Rates of
                    Underlying    Granted to                                             Stock Price Appreciation
                      Options    Employees in   Exercise      Market     Expiration         for Option Term (1)
                   Granted(#)(1)  Fiscal Year  Price($/Sh)  Price($/Sh)     Date        0%          5%         10%

Daniel E. Evans      12,221(2)       5.7%       $10.656      $21.312         (2)     $130,226    $233,867    $408,705

Stewart K. Owens      2,323(2)       1.1%       $10.656      $21.312         (2)     $ 24,754    $106,985    $431,942

Larry C. Corbin       4,436(2)       2.1%       $10.656      $21.312         (2)     $ 47,270    $108,344    $238,925

Roger D. Williams     1,702(2)       0.8%       $10.656      $21.312         (2)     $ 18,137    $ 64,489    $216,160

Donald J. Radkoski    2,516(2)       1.2%       $10.656      $21.312         (2)     $ 26,810    $115,871    $467,818

     ________________________

(1)  The   amounts   reflected   in   this   table   represent   certain
     assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation in the price of the Common Shares of the Company over the term of the options. There can be no assurances that the Potential Realizable Values reflected in this table will be achieved.

(2) These are NQSOs granted under the Nonqualified Plan to fund and settle benefits earned under the SERP. These NQSOs are intended to encourage executive officers to remain in the employ of the Company until retirement and to provide them with a supplemental retirement benefit. The NQSOs become exercisable when the executive officer attains age 55 and has completed 10 years of service with the Company or attains age 62 while employed by the Company, whichever is earlier, upon the death of the executive officer or upon the occurrence of a change in control of the Company (subject to the limitation that they be exercised within three months following the change in control or the restrictions on exercisability again apply). No NQSOs may be exercised, however, for a period of six months following the date of grant. If an executive officer terminates employment with the Company for any reason other than death or retirement, his NQSOs will be forfeited unless the Compensation/Stock Option Committee of the Company's Board of Directors permits the exercise of the NQSOs. The NQSOs expire on the date which is five years after the earlier of the date the executive officer attains age 65 or the date of his death. The Potential Realizable Values of the NQSOs assume an
     expiration  date  of  five  years  after  each  executive   officer
     attains age 65.


Option Exercises and Holdings

          The following table sets forth certain information with respect to options exercised during the 1995 fiscal year by each of the named executive officers and unexercised options held as of the end of the 1995 fiscal year by such executive officers.


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES


                     Number of                              Number of
                     Securities                       Securities Underlying        Value of Unexercised
                     Underlying                       Unexercised Options at      In-the-Money Options at
                      Options          Value            Fiscal Year-End (#)       Fiscal Year-End($)(1)(2)
                    Exercised(#)   Realized($)(1)   Exercisable  Unexercisable   Exercisable  Unexercisable

Daniel E. Evans       3,733          $45,613          114,150       12,000        $1,205,390    $ 18,000

Stewart K. Owens      3,733          $43,020            6,000       17,803        $    6,056    $103,067

Larry C. Corbin       3,733          $41,880            3,520       27,769        $    5,280    $249,200

Roger D. Williams     3,200          $39,100            3,520       17,160        $    5,280    $135,967

Donald J. Radkoski    3,329          $37,534            3,520        8,956        $    5,280    $ 45,509

__________________________

(1) All values are shown pre-tax and are rounded down to the nearest whole dollar.

(2)  Based  on  the 1995 fiscal year-end closing price of  $20.50 per Common Share.


Compensation of Directors

           Each director who is not a salaried officer of the Company receives a monthly fee of $2,000 (and an additional $450 for each committee meeting attended), and each director who is a salaried officer of the Company receives a monthly fee of $1,000. If a director does not attend a scheduled meeting of the Board of Directors, he or she will have $500 deducted from the amount of the monthly fee he or she would have received for the month of such meeting. Each director is reimbursed for out-of-pocket expenses incurred in attending meetings. The Company maintains a life insurance policy with a death benefit of $50,000 on behalf of each director of the Company.

           Directors of the Company who are not employees of the Company or of any of its subsidiaries (the "Nonemployee Directors") also receive grants of NQSOs under the Bob Evans Farms, Inc. 1989 Stock Option Plan for Nonemployee Directors (the "Nonemployee Directors Plan"). The Nonemployee Directors Plan provides that the aggregate number of Common Shares for which options may be granted is 73,333. The Nonemployee Directors Plan provides for the automatic grants of options for 3,080 Common Shares effective June 16, 1989, options for 5,133 Common Shares effective May 1, 1991, and options for 5,133 Common Shares effective on May 1, 1996, to each person who was or is a Nonemployee Director on the applicable date. Each person who was not a member of the Board on May 1, 1991, who is subsequently elected to the Board prior to May 1, 1996, and who is a Nonemployee Director will automatically receive options to purchase 5,133 Common Shares effective on the date of the first meeting of the Board after his or her election. Each person who was not a member of the Board on May 1, 1996, who is subsequently elected to the Board prior to May 1, 2001, and who is a Nonemployee Director will automatically receive options to purchase 5,133 Common Shares effective on the date of the first meeting of the Board after his or her election. The exercise price per share of each option will be equal to the fair market value of a Common Share on the date of grant and will automatically be adjusted to reflect stock dividends and stock splits. Options become exercisable over a period of time and have terms of five years.


Severance Arrangements

           From February, 1989 through September, 1990, the Company entered into agreements with the five executive officers named in the Summary Compensation Table. These agreements, which are substantially identical, had initial terms ending on April 30, 1990 and April 30, 1991 (which were, and will continue to be, automatically extended for one year periods unless either party gives notice of his or its decision not to renew) and provide that in the event of the executive officer's termination of employment under certain circumstances during the 36-month period (the "Effective Period") following a "change of control" of the Company, the executive officer will be entitled to certain severance benefits. Prior to such change of control, the executive officer will remain an employee at will of the Company.

           Each agreement will terminate automatically on the death or retirement of the executive officer to whom it relates, and may be terminated at the option of the Company upon disability of the executive officer or for "cause" (as that term is defined in the agreement) or, at the option of the executive officer, for other than "good reason," in all of which cases no additional severance payments, other than accrued compensation and benefits customarily paid to employees in such circumstances, will be due the executive officer.

           If the executive officer terminates the agreement during the Effective Period for "good reason," or, if the Company terminates the agreement during such period for any reason other than for "cause" (as that latter term is defined in the agreement) or as a result of the executive officer's death, retirement or disability, the Company will be obligated to pay the executive officer his base salary and prorated bonus through the date of termination and (A) to make a lump-sum payment to the executive officer equal to 2.99 times the average annual compen-sation (including salary and bonus) which was payable to the executive officer for the five taxable years ending prior to the date on which the change of control occurred; (B) to continue health and life insurance and other employee welfare benefit plans for the executive officer and his family for a period of 36 months following the date of termination; (C) to allow the executive officer to exercise in full any stock options held by the executive officer which were not fully exercisable on the termination date; and (D) to pay to the executive officer in one lump sum in cash, at the executive officer's normal retirement age, an amount equal to the actuarial equivalent of the retirement pension to which the executive officer would have been entitled under such retirement plan had he accumulated 36 additional months of continuous service after the termination date. As of April 28, 1995, the amount of the lump-sum payment to Messrs. Evans, Owens, Corbin, Williams and Radkoski would have been approximately $1,580,000, $796,000, $816,000, $774,000 and
$366,000, respectively.

           If any portion of the payments and benefits provided for in an agreement would be considered "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, so as to be nondeductible by the Company, then the aggregate present value of all of the amounts and benefits payable to the executive officer to whom such agreement relates will be reduced at the election of the executive officer to the maximum amount which would cause all of the payments and benefits to be deductible by the Company.

           For purposes of each agreement, the executive officer to whom it relates may terminate his employment for "good reason" during the Effective Period if his title, duties, responsibilities, compensation or benefits are reduced, if he is required to relocate or if the agreement is breached by the Company. A "change of control" is defined to include, among other events, the acquisition by any individual, entity or group of stock entitling such individual, entity or group to exercise 20% or more of the voting power of the Company or a change in a majority of the current directors of the Company, unless the election or nomination for election of the successor directors was approved by a vote of at least three-quarters of the incumbent directors.



                        PERFORMANCE GRAPH


Comparison of Five Year Cumulative Total Return

          The following line graph compares the yearly percentage change in the Company's cumulative total stockholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvest ment, and (B) the difference between the price of the Company's Common Shares at the end and the beginning of the measurement period; by (ii) the price of the Common Shares at the beginning of the measurement period) against the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500") and the weighted average of the NASDAQ Restaurants and Food Manufacturers Indices (Restaurants are weighted 70% and Food Manufacturers 30% to reflect the Company's business mix) ("NASDAQ Restaurant/Food Mfg. Peer") for the five year period ended April 28, 1995. Stock prices and dividends of the Company have been adjusted for stock splits and stock dividends.


         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG BOB EVANS FARMS, INC., S&P 500
                 AND NASDAQ RESTAURANT/FOOD MFG. PEER

                    [Performance Graph represented
                       by the following chart]


                                      Nasdaq Restaurant/Food
           Bob Evans       S&P 500           Mfg. Peer*

 4/30/90    $100.000       $100.000          $100.000
 4/30/91     148.910        117.573           116.429
 4/30/92     202.686        134.022           138.899
 4/30/93     198.273        146.342           162.431
 4/29/94     240.642        153.789           164.062
 4/28/95     235.378        180.894           150.099

_____________
*70% Restaurants & 30% Food Manufacturers


                    PROXY STATEMENT PROPOSALS

           Each year the Board of Directors submits its nomina-tions for election as directors at the annual meeting of stock holders. Other proposals may be submitted by the Board of
Directors or stockholders for inclusion in the Proxy Statement for action at each year's annual meeting. Any proposal submitted by a stockholder for inclusion in the Proxy Statement for the 1996 Annual Meeting, presently scheduled for August 12, 1996, must be received by the Company on or before March 5, 1996.


 INFORMATION CONCERNING INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

            Ernst & Young, which has served as independent certified public accountants for the Company since 1980, has been selected by Management to serve in that capacity for the 1996 fiscal year. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

          REPORTS TO BE PRESENTED AT THE ANNUAL MEETING

           There will be presented at the Annual Meeting the Company's Annual Report for the fiscal year ended April 28, 1995, containing financial statements for such fiscal year and the signed report of Ernst & Young, independent certified public accountants, with respect to such financial statements. The Annual Report is not to be regarded as proxy soliciting material, and Management does not intend to ask, suggest or solicit any action from the stockholders with respect to such Report.


                          OTHER MATTERS

           As of the date of this Proxy Statement, the only business which Management intends to present at the Annual Meeting consists of the matters set forth in this Proxy State ment. Management knows of no other matters to be brought before the Annual Meeting by any other person or group.

           If any other matters should properly come before the Annual Meeting, or any adjournment or adjournments thereof, the proxy holders will vote thereon in their discretion, in accordance with their best judgment in light of the conditions then prevailing.

           All proxies received duly executed and not properly revoked will be voted.



           You are requested to sign and date the enclosed proxy and mail it promptly in the enclosed envelope. If you later desire to vote in person, you may revoke your proxy, either by written notice delivered to the Company before the proxy is voted or in person at the Annual Meeting before the proxy is voted (without affecting any vote previously taken).

                               BY ORDER OF THE BOARD OF DIRECTORS



                               Daniel E. Evans
                               Chairman of the Board
                               (Chief Executive Officer)


                    ______________________________



                     BOB EVANS FARMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 14, 1995

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned holder(s) of shares of Common Stock of Bob Evans Farms, Inc. (the "Company") hereby appoints Daniel E. Evans and Donald J. Radkoski, and each of them, the Proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Shelter House, Bob Evans Farm, at Rio Grande, Ohio, on Monday, August 14, 1995, at 4:00 p.m., Eastern Daylight Time, and any adjournment or adjournments thereof, and to vote all of the shares of Common Stock which the undersigned is entitled to vote at such Annual Meeting or at any adjournment or adjournments thereof:


          1. To elect three Class III Directors to serve for terms of three years each:


             Daniel E. Evans;     J. Tim Evans;     Robert S. Wood

           ____ Vote for all nominees

           ____ Vote withheld for all nominees

           ____ Vote for all nominees except _____________________________


          2. In their discretion, the Proxies are authorized to vote upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or adjournments thereof.


 (THIS PROXY CONTINUES AND MUST BE SIGNED AND DATED ABOVE FOLD)


           WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE SHARES REPRESENTED BY THIS
PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEES AS THE DIRECTORS MAY RECOMMEND.


           The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders, dated July 3, 1995, the Proxy Statement furnished therewith, and the Annual Report of the Company for the fiscal year ended April 28, 1995. Any proxy heretofore given to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders is hereby revoked.



Date______________________________________

__________________________________________



__________________________________________
Stockholder sign name exactly as it is
stenciled hereon.


               NOTE: Please fill in, sign and return this proxy in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If signer is a corporation, please sign the full corporate name by authorized officer. Joint Owners should sign individually. (Please note any change of address on this proxy.)


 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                     BOB EVANS FARMS, INC.